Exhibit 10.2

Agreement

AGREEMENT (the "Agreement"), made as of this 16th day of January, 2015, by and between COLLABRX, INC., a Delaware corporation ("CollabRx"), and MEDYTOX SOLUTIONS, INC., a Nevada corporation ("Medytox").

WHEREAS, pursuant to a Letter of Intent, dated as of December 6, 2014, and a Loan and Security Agreement, between the parties hereto, dated as of January 16, 2015 (collectively, hereinafter the "Documents"), Medytox has agreed to advance certain funding to CollabRx in contemplation of a merger transaction with CollabRx, as described in such Documents (the "Merger");

WHEREAS, but for the proposal regarding such Merger, Medytox would not provide funding for CollabRx; and

WHEREAS, the parties hereto are desirous of entering into this Agreement, to provide for the contingency in the event CollabRx determines to enter into an alternative merger transaction (the "Alternative Transaction"), as defined below, with a third party.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the  parties hereto hereby agree as follows:

1.  The parties hereto hereby agree and acknowledge that Medytox is providing certain funding to CollabRx in accordance with the Documents and in contemplation of the Merger, and that Medytox would not be providing any such funding in the event such Merger was not contemplated.

2.  The parties further agree and acknowledge that Medytox is expending significant resources, including, without limitation, managerial resources, and legal and accounting fees, in connection  with the contemplated Merger, and that the ability to effectuate the Merger will be significantly impaired if CollabRx enters into an Alternative Transaction.

3.  CollabRx further agrees that in the event CollabRx enters into an Alternative Transaction, then CollabRx shall pay Medytox a termination fee (the "Termination Fee"), as described below. Notwithstanding the foregoing, no Termination Fee shall be payable to Medytox in the event (i) Medytox has not provided funding to CollabRx in one or more tranches in the aggregate amount of at least $500,000 (the "Threshold Amount") or (ii) Medytox has not funded a requested Advance (as defined in the Loan and Security Agreement), provided, that, this clause (ii) shall not be applicable if at or prior to the time of such request (a) CollabRx has  given notice to Medytox of its intention not to proceed with the Merger or has otherwise terminated Merger discussions with Medytox or (b) an Event of Default has occurred pursuant to the Loan and Security Agreement.  The amount of funding provided by Medytox to CollabRx shall be the sum of all loans or advances provided to CollabRx pursuant to the Documents, without deducting any pre-payments or other payments made by or on behalf of CollabRx to Medytox.  The Termination Fee shall also be payable to Medytox in the event CollabRx enters into an Alternative Transaction within the twelve-month period following the later of (i) notice by CollabRx to Medytox of its intention not to proceed with the Merger,  (ii) termination of Merger discussions with Medytox by CollabRx and (iii) termination of the Loan and Security Agreement, described above.

4.  For purposes of this Agreement, an Alternative Transaction shall mean  any agreement entered into by or on behalf of  CollabRx and/or its affiliates with any third party or parties (including any related party or affiliate of CollabRx) to engage in, whether in one transaction or a series of related transactions to effect, or the consummation of (A) any merger, consolidation, share exchange, business combination or similar transaction involving CollabRx or its affiliates, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of CollabRx or its affiliates representing thirty-five percent (35%) or more of the consolidated assets of CollabRx and its affiliated entities, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible or exercisable into, such securities) representing thirty-five percent (35%) or more of the voting power of CollabRx, (D) an agreement related to or the initiation of any tender offer or exchange offer in which any "person" or “group” (as such terms are defined in Rule 13d‑3 promulgated under the 1934 Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d‑3 promulgated under the 1934 Act), or the right to acquire beneficial ownership, of thirty-five percent (35%) or more of the outstanding shares of any class of voting securities of CollabRx, (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CollabRx in which a third party shall acquire beneficial ownership of thirty-five percent (35%) or more of the outstanding shares of any class of voting securities of the CollabRx or (F) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Alternative Transaction” shall not include the Merger.

5.  The amount of the Termination Fee shall be $1,000,000.  The Termination Fee shall be payable by CollabRx to Medytox by wire transfer of same day funds to an account designated by Medytox, within three business days after such Alternative Transaction was entered into by CollabRx or the initiation of such tender offer constituting an Alternative Transaction.  The Termination Fee shall be due and payable irrespective of whether the transactions contemplated by such Alternative Transaction are consummated by CollabRx.

6.  If the Termination Fee is due and payable in accordance with the provisions of this Agreement and CollabRx fails to timely pay the Termination Fee and, in order to obtain such payment, Medytox commences a suit that results in a judgment against CollabRx, CollabRx shall pay Medytox the costs and expenses incurred by Medytox in connection with such suit, together with interest on such amount at the annual rate of ten percent (10%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.  Notwithstanding anything contained herein  to the contrary, payment of the Termination Fee hereunder shall not relieve CollabRx of its obligations under the Loan and Security Agreement, or such lesser amount as is the maximum permitted under applicable law.

7.  The parties hereto further agree and acknowledge that such Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Medytox under the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating the contemplated Merger and in reliance on the Documents and this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated thereby, which amount would otherwise be impossible to calculate with precision.

8.  All notices, requests and demands required pursuant to this Agreement to be in writing shall be deemed to have been properly given or made if delivered by hand, or if sent by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the intended recipient at the following address:

CollabRx:	CollabRx, Inc.
44 Montgomery Street, Suite 800
San Francisco, CA 94104
Attn: Thomas R. Mika

Medytox:	Medytox Solutions, Inc.
400 S. Australian Avenue, 8th Floor
West Palm Beach, FL 33401
Attn: Seamus Lagan

Any such notice, request or demand shall be effective when delivered by hand, one (1) business day after being delivered to an overnight courier, or three (3) business days after being deposited in the mail, as applicable, except in cases, if any, where it is expressly herein provided that such notice, request or demand is not effective until actually received by the intended recipient. By written notice given or made as described above, each party to this Agreement may change the address to which notice is to be given to such party, provided that such changed address shall include a street address to which notices may be delivered by hand or by overnight courier in the ordinary course.

9.  CollabRx irrevocably submits to the jurisdiction of any state or federal court in the State of Florida over any suit, action or proceeding arising out of or relating to this Agreement. CollabRx irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court may be enforced in any court having jurisdiction over CollabRx by a suit upon such judgment, provided service of process is effected upon the CollabRx as provided in this Agreement or as otherwise permitted by applicable law. Nothing contained in this Agreement shall be construed to preclude Medytox from instituting a suit, action or proceeding to enforce this Agreement, or to collect upon any judgment obtained in connection herewith, in any court or courts in any jurisdiction or jurisdictions other than Florida.

10. CollabRx hereby irrevocably designates and appoints any officer or director of CollabRx as CollabRx's authorized agent to accept and acknowledge on CollabRx's behalf service of any and all process that may be served in any suit, action or proceeding instituted in connection with this Agreement. CollabRx hereby consents to process being served in any suit, action or proceeding instituted in connection with this Agreement by (1) mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to CollabRx, and (2) serving a copy thereof upon any agent hereinabove designated and appointed by CollabRx as CollabRx's agent for service of process. CollabRx irrevocably agrees that such service shall be deemed to be effective service of process upon CollabRx in any such suit, action or proceeding. Nothing contained in this Agreement shall affect the right of Medytox to serve process in any manner otherwise permitted by law.

11.  In case one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the remaining provisions contained herein and therein shall remain effective and binding on the parties hereto and thereto and shall not be affected or impaired by the invalid, illegal or unenforceable provision or provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by the laws of the State of Florida, as the same are in effect from time to time without reference to the conflict or laws principles thereof.

12.  COLLABRX AND MEDYTOX, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS BY OR AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS BY OR AGAINST PARTIES OTHER THAN COLLABRX AND MEDYTOX. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY COLLABRX, AND  COLLABRX HEREBY REPRESENTS THAT NO REPRESENTATION OF FACT OR OPINION HAS BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. COLLABRX FURTHER REPRESENTS THAT IT HAS BEEN, OR HAS HAD AN OPPORTUNITY TO BE, REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS AGREEMENT BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED, OR HAS HAD AN OPPORTUNITY TO DISCUSS, THIS WAIVER WITH SUCH COUNSEL.

13.  This Agreement may be executed in any number of counterparts, each of which is an original and all of which are identical. Each counterpart of this Agreement is to be deemed an original hereof, and all counterparts collectively are to be deemed but one instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first written above.

COLLABRX, INC.

By:
Name:
Title:

MEDYTOX SOLUTIONS, INC.

By:
Name:
Title: